Exhibit (a)(1)(B)

FORM OF EMAIL COMMUNICATION TO EMPLOYEES

TO: Googlers

FROM: OPTION EXCHANGE

SUBJECT: IMPORTANT NEWS: Launch of Employee Stock Option Exchange Program Offer To Exchange Stock Options

DATE: February 3, 2009

IMPORTANT NEWS—PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 6:00 A.M. PACIFIC TIME ON MARCH 9, 2009.

We are pleased to provide details of the previously announced Employee Stock Option Exchange Program. As you may be eligible to participate, we encourage you to read carefully the attached memorandum entitled “Offer to Exchange Certain Outstanding Stock Options For New Stock Options.” This document will help you to understand fully the risks and benefits of this exchange program.

Below you will find a basic outline of the program, as well as other resources to help inform your decision to participate. Please review the resources at go/optionexchange, including the comprehensive FAQ. Should you choose to participate, you will be able to access the Option Exchange election tool through this website as well. However, please note the election tool will not be live until later today. We will send you another email when the election tool launches.

ELIGIBILITY

•	All Googlers with options are eligible to participate.

•

All unexercised stock options granted under our 2004 Stock Plan that are “underwater” on March 6, 2009 are eligible for this exchange program (i.e., options that have an exercise price higher than the current market price of our common stock).

•	To be eligible, you must continue to be an employee of Google or any of its subsidiaries through the end of the election period, which we expect will occur on March 9, 2009.

EXCHANGE DETAILS

•	This is a one-for-one, voluntary exchange of outstanding stock options.

•	Googlers will be able to exchange all or a percentage (applied equally to currently vested and unvested options) of any outstanding option grant.

TIMING

•	The offer period begins now and is expected to end at 6:00 a.m. Pacific Time on March 9, 2009, unless Google is required or opts to extend the offer period to a later date.

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Googlers who wish to participate in the stock option exchange program must elect to participate during this window using the election tool. We will not be able to accept any elections after 6:00 a.m. Pacific Time on March 9, 2009, unless Google is required or opts to extend the offer period to a later date.

•	Based on our expected timeline, Googlers will be able to exchange their underwater options for new options with a strike price equal to the closing price of our stock on March 6, 2009.

•

The new options will have a new vesting schedule that adds 12 months to the original vesting schedule. In addition, new options will vest no sooner than six months after the close of the offer period. If the offer period closes as planned on March 9, 2009, the new options will vest no sooner than September 9, 2009. See here for a vesting schedule flow chart.

COUNTRY-SPECIFIC REQUIREMENTS

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Please check go/optionexchange for information regarding this offer in your specific country, including tax information, and to ensure that you have completed the necessary forms for your country. Please note, some countries have specific paperwork which must be completed offline to participate in this exchange program.

HOW TO LEARN MORE

The election period for this exchange program begins today and the election tool will be live later today. There are many things to consider when deciding to participate in this exchange program, and we encourage you to carefully read the attached memorandum entitled “Offer to Exchange Certain Outstanding Stock Options For New Stock Options” to fully understand the risks and benefits of this exchange program. Please review the Exchange Offer website for more information and instructions on how to elect to participate in the exchange program and how to withdraw from the exchange program before the end of the election period if you change your mind regarding your participation.

WORKSHOPS

We will be holding a series of workshops to discuss the details of the exchange program and take you through the election process. You can find a complete schedule of workshops and office hours here [INSERT LINK TO SCHEDULE], and you’ll also be receiving an email about workshops available in your office. If you are unable to attend or wish to review the presentation, you can find a pre-recorded version of these presentations on video [link to video page] at go/optionexchange and an extensive FAQ on this program.

GENERAL STOCK INFORMATION

You may review your individual stock option information, including all of your stock option grants to date and the status of each stock option, online at your selected stock plan administrator’s website. Any questions regarding password or access should be directed to your selected stock plan administrator SmithBarney at www.benefitaccess.com or Charles Schwab at https://eac.schwab.com/.

If you have any questions about the exchange program, please contact                          @google.com after reading the FAQs. For any other questions on your stock options, you can also contact                          @google.com.